Exhibit 10.03
EXECUTION VERSION

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of April 29, 2020 (as amended, modified or supplemented from time to time, this “Agreement”), is entered into by and between AMYRIS, INC., a Delaware corporation (the “Company”), and Foris Ventures, LLC, a Delaware limited liability company (the “Lender”).

RECITALS
    A.  Subject to the terms and conditions hereof, the Lender has agreed to purchase from the Company, and the Company has agreed to sell to the Lender, an unsecured promissory note (the “Note”) in the form attached hereto as Exhibit A having an aggregate principal amount of Five Million Dollars ($5,000,000).
AGREEMENT
    NOW THEREFORE, in consideration of the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:
    1.  Purchase and Sale of the Note.  The sale and purchase of the Note shall take place at such place and time as the Company and the Lender may determine, but in no event later than April 29, 2020 (the “Closing”). At the Closing, the Company will deliver to the Lender the Note, against receipt by the Company of Five Million Dollars ($5,000,000) in immediately available funds. The Note will be registered in the Lender’s name in the Company’s records.

   2.  Representations and Warranties of the Company.  The Company represents and warrants to the Lender as of the date hereof and as of the Closing that:

(a)Due Incorporation, Qualification, etc.  The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

(b)Authority.  The execution, delivery and performance by the Company of this Agreement and the Note and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Company.

(c)Enforceability.  This Agreement and the Note have been duly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except in each case as may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)Non-Contravention.  The execution and delivery by the Company of this Agreement and the Note and the performance and consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of the Company or any judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound except to the extent such violation, breach or acceleration could not reasonably be expected to result in a Material Adverse Effect; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties except to the extent such suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect. The Company is not in breach of any mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound except to the extent such breach could not reasonably be expected to result in a Material Adverse Effect.

(e)Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person is required in connection with the execution and delivery by the Company of this Agreement and the Note and the performance and consummation by the Company of the transactions contemplated hereby and thereby, except for those already obtained or those that will be obtained prior to the Closing.

(f)Tax Returns and Payments. The Company has timely filed all required tax returns and reports, and the Company has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Company except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

(g)Litigation. There are no actions or proceedings pending or threatened in writing by or against the Company except for such actions or proceedings that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(h)Full Disclosure. No written representation, warranty or other statement of the Company in any certificate or written statement given to Lender by the Company in connection with this Agreement or the Note, as of the date such representation, warranty, or other statement was made, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or written statements not misleading in light of the circumstances under which they were made.
   3.  Representations and Warranties of the Lender.  The Lender represents and warrants to the Company as of the date hereof and as of the Closing that:
(a)Due Incorporation, Qualification, etc.  The Lender (i) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware; and (ii) has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(b)Authority.  The execution, delivery and performance by the Lender of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Lender.

(c)Enforceability.  The Lender has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of the Lender, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)Securities Law Compliance.   The Lender is purchasing the Note for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Lender has received or has had full access to all of the information necessary and appropriate to make an informed investment decision. The Lender is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended. The Lender acknowledges that it can bear the economic risk of the investment the Note.

(e)Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person is required in connection with the execution and delivery by the Lender of this Agreement and the performance and consummation by the Lender of the transactions contemplated hereby, except for those already obtained.

(f)Non-Contravention.  The execution and delivery by the Lender of this Agreement and the performance and consummation by the Lender of the transactions contemplated hereby do not and will not (i) violate the organizational documents of the Lender or any judgment, order, writ, decree, statute, rule or regulation applicable to the Lender; or (ii) violate any agreement to which the Lender is a party or by which it is bound.
    4.  Conditions to Obligations of the Lender.  The Lender’s obligations hereunder are subject to the fulfillment, on or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Lender:
(a)Representations and Warranties.  The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct as of the Closing.

(b)Governmental Approvals and Filings.  The Company shall have obtained all governmental approvals required in connection with the sale and issuance of the Note.

(c)Legal Requirements.  At the Closing, the sale and issuance by the Company, and the purchase by the Lender, of the Note shall be legally permitted by all laws and regulations to which the Lender or the Company is subject.

(d)Transaction Documents.  The Company shall have duly executed and delivered to the Lender this Agreement and the Note.
(e)Material Adverse Effect. No event shall have occurred that could reasonably be expected to result in a Material Adverse Effect.
    5.  Conditions to Obligations of the Company.  The Company’s obligations hereunder are subject to the fulfillment, on or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Company:

(a)Representations and Warranties.  The representations and warranties made by the Lender in Section 3 hereof shall be true and correct when made, and shall be true and correct as of the Closing.
(b)Governmental Approvals and Filings.  The Lender shall have obtained all governmental approvals required in connection with the sale and issuance of the Note.

(c)Legal Requirements.  At the Closing, the sale and issuance by the Company, and the purchase by the Lender, of the Note shall be legally permitted by all laws and regulations to which the Lender or the Company are subject.

(d)Purchase Price.  The Lender shall have delivered to the Company, in immediately available funds, an amount equal to the principal amount of the Note being issued at the Closing.
    6.   Definitions.  As used in this Agreement, the following capitalized terms have the following meanings:
“Material Adverse Effect” means a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under this Agreement.
“Obligations” means all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Lender under the Note of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Note, including all principal, interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.
“Person” means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.
    7.  Miscellaneous.
(a)Waivers and Amendments.  Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Lender.

(b)Governing Law.  This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California.

(c)Survival.  The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)Successors and Assigns.  Subject to the restrictions on transfer described in Section 7(e) below, the rights and obligations of the Company and the Lender hereunder and under the Note shall be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.

(e)Assignment by the Company; Assignment by the Lender.  Neither this Agreement nor the Note nor any of the rights, interests or obligations hereunder or thereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Lender. The Lender will not assign, by operation of law or otherwise, this Agreement or the Note or any of its rights, interests or obligations hereunder or thereunder without the prior written consent of the Company.

(f)Entire Agreement.  This Agreement and the Note constitute the full and entire understanding and agreement between the parties relating to the subject matter hereof and thereof and supersede any previous written or verbal agreements between the parties with regard to the subject matter hereof and thereof.

(g)Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
If to the Company, to:
Amyris, Inc.
5885 Hollis St., Ste. 100
Emeryville, CA 94608
Attention:
If to the Lender, to:
Foris Ventures, LLC
Attention:

(h)Severability of this Agreement.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i)Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.
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Exhibit 10.03
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:
AMYRIS, INC.
By:	/s/ Kathleen Valiasek
Name:	Kathleen Valiasek
Title:	Chief Business Officer
LENDER:
FORIS VENTURES, LLC
By:	/s/ Barbara Hager
Name:	Barbara Hager
Title:	Manager

EXHIBIT A

FORM OF NOTE

AMYRIS, INC.
PROMISSORY NOTE

$5,000,000	Issuance date: April 29, 2020

Amyris, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to FORIS VENTURES, LLC, or registered assigns (the “Holder”), the principal sum of Five Million Dollars ($5,000,000), or such lesser amount as shall then equal the outstanding principal amount hereunder, on December 31, 2022 (the “Maturity Date”) and to pay interest thereon, from the date of this Note, or from the most recent date to which interest has been paid on this Note, at the rate of twelve percent (12.0%) per annum (calculated on a simple interest basis) until the Maturity Date or the earlier repayment or other satisfaction of this Note.
    Payment of the principal of this Note shall be made upon the surrender of this Note to the Company at its chief executive office (or such other office within the United States as shall be designated by the Company to the holder hereof) (the “Designated Office”) on the Maturity Date or such earlier date in accordance with the terms of this Note. All amounts payable in cash with respect to this Note shall be made by wire transfer to the holder, provided that if the holder shall not have furnished wire instructions in writing to the Company no later than the business day immediately prior to the date on which the Company makes such payment, such payment may be made by U.S. dollar check mailed to the address of the holder as such address shall appear in the Company register.
  This Note was issued pursuant to the Credit Agreement, dated as of April 29, 2020 (as amended from time to time, the “Agreement”), by and between the Company and the original holder of this Note and is subject to provisions of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.
1.  Redemption.  This Note is subject to redemption, in whole or from time to time in part (in any amount that is an integral multiple of $1,000), upon not less than five (5) days’ prior written notice in the manner provided in Section 4(b) hereof, at the election of the Company, at a redemption price of 100% of the amount hereof, together with accrued and unpaid interest to, but excluding, the redemption date.
2.  Certain Covenants. Until the Obligations hereunder are paid or otherwise satisfied in full:
(a)The Company will maintain or cause to be maintained its corporate or other organizational existence and good standing in its jurisdiction of incorporation and maintain its qualification in each jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(b)The Company will comply with all applicable statutes, regulation and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not have, and which would not reasonably be expected to have, a Material Adverse Effect.

(c)The Company will cause the proceeds of the loans evidenced under this Note to be used solely (a) as working capital and (b) to fund the Company’s general business requirements, and not for personal, family or household purposes.

(d)The Company will execute any further instruments and take any further action as the Holder reasonably requests to effect the purposes of this Note or the Agreement.

    3.  Events of Default.
(a)“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)default in the payment of any amount upon this Note when it becomes due and payable;

(ii)default in the performance, or breach, of any covenant of the Company herein (other than a default in the performance or breach of which is specifically dealt with elsewhere in this Section 3(a)) and continuance of such default or breach for a period of 10 days;

(iii)the commencement against the Company of an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent and such case or proceeding is not dismissed or stayed within 45 days;

(iv)the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either the Company, or the filing by either the Company of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by either the Company of an assignment for the benefit of creditors, or the admission by either the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

(v)the Company or any Person acting for the Company makes any representation, warranty, or other statement now or later in this Note or the Agreement or in any writing delivered to the Holder or to induce the Holder in connection with this Note, the Agreement or any other document entered into in connection with this Note or the Agreement or to enter this Note, the Agreement or any other document entered into in connection with this Note or the Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made; or

(vi)at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50.0%) or more of the ordinary voting power for the election of directors of the Company (determined on a fully diluted basis).
(b)Upon the occurrence and during the continuance of an Event of Default, the Holder may (a) declare all Obligations hereunder immediately due and payable (but if an Event of Default described in Section 3(a)(iii) or 3(a)(iv) occurs all Obligations hereunder are immediately due and payable without any action by the Holder) and (b) exercise all rights and remedies available to the Holder under this Note, the Agreement or at law or equity. The Company will give the Holder notice, within five (5) business days of the occurrence thereof, of any Event of Default of which it is or becomes aware. Such notice shall be given in the manner provided in Section 4(b).
4.  Other.
(a)No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times and places herein prescribed or to repay or otherwise satisfy this Note as herein provided.

(b)The Company will give prompt written notice to the Holder of any change in the location of the Designated Office. Any notice to the Company or to the Holder shall be given in the manner set forth in the Agreement.

(c)The transfer of this Note is registrable on the register maintained by the Company upon surrender of this Note for registration of transfer at the Designated Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Such securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service charge shall be made for any such registration of transfer, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith. Prior to due presentation of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner thereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

(d)This Note shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of law provisions of the State of California.
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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.
Dated: April 29, 2020

Amyris, Inc.
By:	/s/ Kathleen Valiasek
Name:	Kathleen Valiasek
Title:	Chief Business Officer